Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic announces 4.6% system same-store sales increase

for fourth fiscal quarter

Adjusted EPS Increase of 17% for the Fiscal Year

OKLAHOMA CITY (October 21, 2014) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the fourth fiscal quarter and fiscal year ended August 31, 2014.

Key highlights of the company’s fiscal year 2014 included:

•

Net income per diluted share was $0.85 compared with net income per diluted share of $0.64 in fiscal 2013; excluding certain adjustments outlined below, net income per diluted share increased 17% to $.84 compared with $0.72 in fiscal 2013;

•	System same-store sales increased 3.5%, consisting of a 3.5% same-store sales increase at both franchise and company drive-ins;
•	Company drive-in margins improved by 90 basis points;
•	40 new drive-ins were opened; and
•	The company repurchased $80 million in stock representing 7% of the company’s outstanding shares as of the beginning of the fiscal year.

Key highlights of the company’s fourth fiscal quarter included:

•

Net income per diluted share was $0.34 compared with net income per diluted share of $0.21 in the fourth fiscal quarter of 2013; excluding certain adjustments outlined below, net income per diluted share increased 13%;

•

System same-store sales increased 4.6% over a 5.9% increase in the fourth quarter of fiscal 2013, consisting of a 4.5% same-store sales increase at franchise drive-ins and an increase of 4.9% at company drive-ins;

•	Company drive-in margins improved by 150 basis points versus the fourth quarter of fiscal 2013;
•	17 new drive-ins were opened; and
•	The company repurchased approximately $10.6 million of stock.

“Our fourth quarter capped off a great year for Sonic, and we believe that the business is well positioned for continued growth,” said Cliff Hudson, Sonic Corp. CEO,  “Our same-store sales growth over the past fiscal year reflects not only the success of our promotional strategy but also improvements in our core menu and base business.

“We continue to implement our technology initiatives, which include new digital menu boards and a new point-of-sale system.  In fiscal 2014, we completed implementation of these initiatives in all company drive-ins, and we will begin the roll-out to franchise locations this winter.  We expect these initiatives to complement our innovative product pipeline and media strategies to drive improved sales and profits over the next several years.

Hudson continued, “We are confident our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow1, increasing royalty revenues and new drive-in development, will continue to result in double-digit earnings per share growth for the next several years.  We also believe that our initiation of a quarterly cash dividend and our $105 million share repurchase program, announced in August, highlight the confidence we have in our brand and our commitment to increasing value for shareholders.”

Same-Store Sales

For the fourth fiscal quarter ended August 31, 2014, system same-store sales increased 4.6%, which was comprised of a 4.5% same-store sales increase at franchise drive-ins and an increase of 4.9% at company drive-ins.  For the 12 months ended August 31, 2014, system same-store sales increased 3.5%, including a 3.5% same-store sales increase at franchise drive-ins and a 3.5% increase at company drive-ins.

Financial Overview

For the fourth fiscal quarter of 2014, the company’s net income increased to $18.8 million or $0.34 per diluted share compared with net income of $12.2 million or $0.21 per diluted share in the same period in the prior year, resulting in earnings per share growth of 62%.  Excluding the items outlined below, net income and net income per diluted share increased by 9% and 13%, respectively.

For fiscal 2014, net income totaled $47.9 million or $0.85 per diluted share compared with net income of $36.7 million or $0.64 per diluted share for fiscal 2013.  Excluding the items outlined below, net income and net income per diluted share increased by 15% and 17%, respectively.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	August 31, 2014		August 31, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$18,825	$0.34	$12,198	$0.21	$6,627	54%	$0.13	62%
After-tax loss from early extinguishment of debt	-	-	2,483	0.04
After-tax loss on closure of Company Drive-Ins	-	-	1,510	0.03
After-tax impairment charges for point-of-sale assets	-	-	1,013	0.02
Adjusted - Non-GAAP	$18,825	$0.34	$17,204	$0.30	$1,621	9%	$0.04	13%

	Fiscal year ended		Fiscal year ended
	August 31, 2014		August 31, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$47,916	$0.85	$36,701	$0.64	$11,215	31%	$0.20	31%
Tax benefit from the IRS' acceptance of a federal tax method change	(484)	(0.01)	-	-
After-tax loss from early extinguishment of debt	-	-	2,798	0.05
Retroactive tax benefit of WOTC and resolution of tax matters	-	-	(743)	(0.02)
After-tax loss on closure of Company Drive-Ins	-	-	1,510	0.03
After-tax impairment charge for point-of-sale assets	-	-	1,013	0.02
Adjusted - Non-GAAP	$47,432	$0.84	$41,279	$0.72	$6,153	15%	$0.12	17%

Fiscal Year 2015 Outlook

While the macroeconomic environment may impact results, the company expects its initiatives to drive 18% to 20% earnings per share growth in fiscal 2015, versus adjusted EPS in fiscal 2014. The outlook for fiscal 2015 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•

Company drive-in same-store sales growth expected to outperform franchisees for the fiscal year as a result of the recent implementation of new digital menu boards and point-of-sale systems, with this outperformance weighted toward the latter portion of the fiscal year;

•

In addition to royalty revenue growth from same-store sales improvements and new unit development, incremental royalty revenue of approximately $8 million as a result of approximately 900 stores converting to a higher royalty rate structure at the beginning of fiscal 2015;

•	50 to 60 new franchise drive-in openings, resulting in net unit growth for the system;
•	Drive-in-level margin improvement of between 50 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and commodity cost inflation;
•	Selling, general and administrative expenses of $75 million to $76 million, reflecting increased investment in human resources to support the brand initiatives described above;

•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of increased capital investment in fiscal 2014;
•	Net interest expense of $25 million to $25.5 million;
•	An income tax rate of between 37% to 37.5%, which may vary depending upon the reinstatement of certain tax credit programs;
•	Capital expenditures of $30 million to $40 million;
•	Free cash flow of $65 million to $75 million;
•	The planned repurchase of $105 million of stock across the fiscal year; and
•	A quarterly cash dividend of $0.09 per share resulting in an estimated payout of $19 million during the fiscal year.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live by dialing (888) 778-9067 or (816) 581-1736 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3862361.  The replay will be available until Tuesday, October 28, 2014.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company’s investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 61 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program.  SONIC received top honors as America’s “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.  Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues:
Company Drive-In sales	$119,002	$116,689	$405,363	$402,296
Franchise Drive-Ins:
Franchise royalties and fees	41,818	38,988	138,416	130,737
Lease revenue	1,609	1,261	4,291	4,785
Other	1,340	1,864	4,279	4,767
Total revenues	163,769	158,802	552,349	542,585

Costs and expenses:
Company Drive-Ins:
Food and packaging	34,871	33,591	116,325	114,545
Payroll and other employee benefits	38,831	39,674	139,939	142,511
Other operating expenses, exclusive of
depreciation and amortization included below	23,796	24,010	85,845	86,153
Total cost of Company Drive-In sales	97,498	97,275	342,109	343,209

Selling, general and administrative	18,885	17,482	69,415	66,022
Depreciation and amortization	11,123	9,940	42,210	40,387
Provision for impairment of long-lived assets	85	1,776	114	1,776
Other operating (income) expense, net	(110)	2,296	(176)	1,943
Total costs and expenses	127,481	128,769	453,672	453,337
Income from operations	36,288	30,033	98,677	89,248

Interest expense	6,287	6,805	25,382	29,098
Interest income	(96)	(130)	(469)	(592)
Loss from early extinguishment of debt	-	3,951	-	4,443
Net interest expense	6,191	10,626	24,913	32,949
Income before income taxes	30,097	19,407	73,764	56,299
Provision for income taxes	11,272	7,209	25,848	19,598
Net income	$18,825	$12,198	$47,916	$36,701

Basic income per share	$0.35	$0.22	$0.87	$0.65
Diluted income per share	$0.34	$0.21	$0.85	$0.64

Cash dividends declared per common share	$0.09	$-	$0.09	$-

Weighted average basic shares	54,022	56,061	55,164	56,384
Weighted average diluted shares	55,419	57,408	56,619	57,191

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2014	2013	2014	2013
Drive-Ins in Operation
Company:
Total at beginning of period	389	407	396	409
Opened	2	1	3	2
Acquired from (sold to) franchisees	-	-	(7)	1
Closed (net of re-openings)	-	(12)	(1)	(16)
Total at end of period	391	396	391	396
Franchise:
Total at beginning of period	3,121	3,119	3,126	3,147
Opened	15	16	37	25
Acquired from (sold to) the company	-	-	7	(1)
Closed (net of re-openings)	(9)	(9)	(43)	(45)
Total at end of period	3,127	3,126	3,127	3,126
System-wide:
Total at beginning of period	3,510	3,526	3,522	3,556
Opened	17	17	40	27
Closed (net of re-openings)	(9)	(21)	(44)	(61)
Total at end of period	3,518	3,522	3,518	3,522

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$119,002	$116,689	$405,363	$402,296
Average drive-in sales	305	286	1,043	990
Change in same-store sales	4.9%	5.2%	3.5%	2.5%
Franchised Drive-Ins:
Total sales	$1,058,640	$1,003,216	$3,627,395	$3,479,880
Average drive-in sales	343	327	1,170	1,125
Change in same-store sales	4.5%	6.0%	3.5%	2.3%
System-wide:
Change in total sales	5.2%	6.0%	3.9%	2.4%
Average drive-in sales	$338	$322	$1,153	$1,109
Change in same-store sales	4.6%	5.9%	3.5%	2.3%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2014	2013	2014	2013
Revenues (in thousands)
Company Drive-In sales	$119,002	$116,689	$405,363	$402,296
Franchise Drive-Ins:
Franchise royalties	41,317	38,518	137,125	130,009
Franchise fees	501	470	1,291	728
Lease revenue	1,609	1,261	4,291	4,785
Other	1,340	1,864	4,279	4,767
Total revenues	$163,769	$158,802	$552,349	$542,585

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2014	2013	2014	2013
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	29.3%	28.8%	28.7%	28.5%
Payroll and employee benefits	32.6	34.0	34.5	35.4
Other operating expenses	20.0	20.6	21.2	21.4
Cost of Company Drive-In sales	81.9%	83.4%	84.4%	85.3%

	August 31,	August 31,
	2014	2013
Selected Balance Sheet Data	(In thousands)
Cash and cash equivalents	$35,694	$77,896
Current assets	95,712	140,722
Property, equipment and capital leases, net	441,969	399,661
Total assets	$650,972	$660,794

Current liabilities, including capital lease obligations and
long-term debt due within one year	$79,511	$72,930
Obligations under capital leases due after one year	23,050	22,458
Long-term debt due after one year	427,527	437,380
Total liabilities	588,297	583,330
Stockholders' equity	$62,675	$77,464